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                                                                    EXHIBIT 10.1


                                 [INTERMET LOGO]
                              5445 Corporate Drive
                            Troy, Michigan 48098-2683
                              Phone: (248) 952-2500
                               Fax: (248) 952-1512
                                www.intermet.com





                              Intermet Corporation
                             Employee Retention Plan


















                                                   Effective: September 20, 2004


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                  INTERMET CORPORATION EMPLOYEE RETENTION PLAN


1. PURPOSE AND EFFECTIVE DATE. This program, effective as of September 20, 2004 (the "Effective Date"), shall be known as the Intermet Corporation Employee Retention Plan ("Plan"). It is a discretionary retention bonus program for the benefit of a select group of employees ("Participants") of Intermet Corporation and its subsidiaries ("Intermet") who are selected for participation by Intermet's Board of Directors ("Board"). This Plan is intended to qualify as a compensation or bonus plan that is exempt from the application of the Employee Retirement Income Security Act of 1974, as amended, by reason of Section 3 of such Act.

2. DEFINITIONS. In this Plan, the following terms shall have the meanings ascribed to them:

     a. "BANKRUPTCY FILING" shall mean (i) a voluntary case filed on behalf of Intermet Corporation or any of its subsidiaries pursuant to 11 USC Section 101, et. seq. (the "Bankruptcy Code"); (ii) an involuntary case filed against Intermet Corporation or any of its subsidiaries pursuant to the Bankruptcy Code to the extent such involuntary case has not been dismissed within 60 days of its filing; (iii) a comparable case or proceeding seeking reorganization or restructure of Intermet or its subsidiaries pursuant to applicable state statutory or common law; (iv) a bankruptcy, reorganization or other comparable case or proceeding seeking reorganization or restructure of Intermet or its subsidiaries in any foreign jurisdiction; or (v) an involuntary case or proceeding filed against Intermet or its subsidiaries in any foreign jurisdiction to the extent such involuntary case has not been dismissed within 60 days of its filing.

     b. "BASE SALARY" shall mean such Participant's annual base salary as in effect on the Effective Date and with respect to any Participant who may be added after the Effective Date, such Participant's annual base salary at the date such Participant is added.

     c. "BOARD" shall mean the board of directors of Intermet Corporation or a committee of such board authorized to act in the circumstances.

     d. "CAUSE" shall mean (1) the Participant's committing any felony or other crime involving dishonesty, (2) any serious misconduct in the course of the Participant's employment or (3) the Participant's habitual neglect of the Participant's duties (other than on the account of Disability), except that Cause shall not mean (i) bad judgment or negligence other than habitual neglect of duty, (ii) any act or omission believed by the Participant in good faith to have been in or not opposed to the interest of Intermet (without intent of the Participant to gain therefrom, directly or indirectly, a profit to which the Participant was not legally entitled) or any act or omission with respect to which a determination could properly have been made that the Participant met the applicable standard of conduct for indemnification or reimbursement under any applicable by-laws, any applicable indemnification agreement or the laws and regulations under which Intermet is governed, in each case in effect at the time of such act or omission.


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     e.   "DISABILITY" means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and that renders the Participant unable to perform the duties of his or her position with Intermet. The date of the determination of Disability is the date on which the Participant is certified as having incurred a Disability by a physician acceptable to Intermet.

     f. "GOOD REASON" with respect to any Participant shall mean the occurrence of any one of the following events: (1) assignment to the Participant of any duties materially inconsistent with the Participant's current position (or such other position to which he or she may have been promoted), or any other action that results in a material and adverse change in the Participant's position, status, title or responsibilities, (2) the failure of Intermet to assign this Plan to a successor of Intermet, (3) any reduction in the Participant's annual base salary as in effect on the Effective Date or (4) any change that would require the Participant's place of employment to be located outside a radius of 50 miles of the Participant's current place of employment, if, in the case of any such event described by clause (1) through (4), Intermet fails to cure the event within 30 days after written notice to the Board from the Participant; provided, however, that if the event is intentional, knowing or repeated, the Participant shall not be required to provide written notice or an opportunity to cure.

     g. "STAY BONUS" is an amount payable to a Participant in accordance with the terms of this Plan.

3. ELIGIBILITY AND PARTICIPATION. Eligibility and participation shall be in the sole discretion of the Board, and Intermet will notify those employees selected by the Board to participate in this Plan. The Participants are divided into three tiers, based on their positions within Intermet and the potential Stay Bonus payable to them as described in paragraph 4.

4. STAY BONUS. This Plan is designed to encourage Participants to remain with Intermet and perform in a satisfactory manner during a prescribed period that begins on the Effective Date and ends on December 31, 2005 (the "Stay Bonus Period"). The maximum Stay Bonus payable to Participants who remain for the entire Stay Bonus Period is a specified percentage of Base Salary, which differs depending on the Tier in which the Participant participates. Except as otherwise indicated in this Plan, the Stay Bonus is earned and payable based on satisfactory service throughout the Stay Bonus Period.

     a. MAXIMUM STAY BONUS. The maximum Stay Bonus for each Tier is the specified percentage of Base Salary as follows (each an "Applicable Percentage"):

                             Percentage of Base Salary if     Percentage of Base Salary if
       Tier                  there is a Bankruptcy Filing     there is no Bankruptcy Filing
       ----                  ----------------------------     -----------------------------
     Tier I                              75%                              93.75%
     Tier II                             50%                               62.5%
     Tier III                            25%                              31.25%




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     b.   SERVICE REQUIREMENTS. Except as otherwise specified in this Plan, if the Participant remains employed by Intermet for the entire Stay Bonus Period and continues to satisfy all of the conditions for participation, such Participant shall receive a Stay Bonus which shall be equal to the product of
(i) the Applicable Percentage multiplied by such Participant's Base Salary and
(ii) a fraction, the numerator being the number of days worked by the Participant between September 20, 2004 and December 31, 2005, and the denominator being the total number of regularly scheduled work days from and including September 20, 2004 through December 31, 2005 (the "Work Fraction"). For purposes of calculating the Work Fraction, sick, vacation, PTO, and other authorized work absences shall be considered to be days worked.

     c. FORM AND TIME OF PAYMENT. The Stay Bonus payable to a Participant shall be paid in a lump sum and shall be subject to payroll taxes and other withholdings according to Intermet's standard payroll practices. The payment shall be made not later than June 30, 2006.

     d. DISCRETIONARY PAYMENTS. The Board, in its sole discretion, reserves the right to select additional Participants who are not participants in this Plan as of the Effective Date in order to obtain or retain their services and avoid the disruption and cost of attrition among employees with critical knowledge or skills.

5.   TERMINATION OF PARTICIPATION

     a. EVENTS. A Participant's participation in this Plan shall automatically terminate, without notice to or consent by such Participant, upon the first to occur of either of the following events with respect to such Participant:

               1)   termination of employment by Intermet for Cause, or

               2) termination of employment by the Participant other than for Good Reason.

     b. EFFECT OF TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. In the event a Participant's employment is terminated by Intermet for Cause or a Participant terminates his or her employment with Intermet other than for Good Reason, the Participant shall forfeit his or her entire right to any payment under this Plan.

     c. EFFECT OF OTHER EVENTS; PRO RATA PAYMENTS. A pro rata Stay Bonus will be paid to the Participant, or to the Participant's estate or personal representative, if the Participant's employment is terminated by Intermet other than for Cause, if the Participant's employment is terminated by reason of death or Disability or if the Participant terminates his employment with Intermet for Good Reason. In any such case, the amount of the pro rata Stay Bonus payable to the Participant shall be calculated as the product of (i) the Applicable Percentage multiplied by (ii) the Participant's Base Salary multiplied by (iii) the Work Fraction. In addition, Intermet, acting through the Board, may review the payment to a Participant whose employment terminates due to death or Disability and, in its discretion, may award a full (rather than pro rata) Stay Bonus payment to such Participant giving consideration to the value contributed both before and during the Stay Bonus Period.

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6.   BINDING AUTHORITY. Subject to the review and approval of the Board provided herein, the decisions of Intermet shall be final and conclusive for all purposes of this Plan and shall not be subject to any appeal or review.

7. SOURCE OF PAYMENTS. All Stay Bonus payments will be paid in cash from the general funds of Intermet; no separate fund will be established. Intermet will, however, undertake to obtain approval of this Plan by the Bankruptcy Court or other court or tribunal of competent jurisdiction in the event that a Bankruptcy Filing occurs before all Stay Bonuses earned under this Plan have been paid in full.

8. AMENDMENT. This Plan may be amended by the Board at any time and without notice to or the consent of Participants if and so long as the rights and benefits of the Participants are not materially and adversely affected by such amendment.

9. SEVERABILITY. If any term or condition of this Plan shall be invalid or unenforceable, the remainder of this Plan shall not be affected thereby and shall continue in effect and application to the full extent permitted by law.

10. NO EMPLOYMENT RIGHTS. Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment by Intermet, nor constitute a contract of employment, express or implied. Subject to any applicable employment agreement, Intermet reserves the right to dismiss or otherwise deal with any employee, including the Participants, to the same extent as though this Plan had not been adopted. Nothing in this Plan is intended to alter the "at-will" status of Participants, it being understood that, except to the extent otherwise expressly set forth to the contrary in a written employment agreement, the employment of any Participant can be terminated at any time by either Intermet or the employee with or without notice, with or without cause.

11. TRANSFERABILITY OF RIGHTS. Intermet shall have the right to transfer its obligations under this Plan, with respect to one or more Participants, to any person, including any purchaser of all or any part of Intermet's business. No Participant or spouse shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy that the Participant may have at any time to receive payments of benefits hereunder, which benefits and the rights thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt by a Participant to transfer or assign a benefit or any rights granted hereunder shall (after consideration of such facts as Intermet deems pertinent) be grounds for terminating any rights of the Participant to any portion of this Plan benefits not previously paid.

12. EXTENSION OF PLAN. Intermet, in the discretion of the Board, reserves the right to extend the terms of this Plan for such additional periods as it deems necessary to those members of its workforce that it deems necessary. The terms and conditions under which additional Stay Bonuses may be awarded shall be determined, if at all, upon this Plan's extension.

13. GOVERNING LAW. This Plan shall be construed, administered and enforced according to the laws of the State of Michigan (without giving effect to principles of conflicts of interest).

         In witness whereof, this Plan has been adopted by Intermet Corporation as of the Effective Date pursuant to authority granted by the Board.

                               INTERMET CORPORATION


                               By: /s/  Gary F. Ruff
                                        Gary F. Ruff
                                        Chairman and Chief Executive Officer


                               By: /s/  Richard A. Nawrocki
                                        Richard A. Nawrocki
                                        Lead Director